Exhibit 10.2

[VISA INC.]

[INSERT DATE]

[INSERT NAME]

[INSERT ADDRESS]

Re: [The Visa Inc. Executive Severance Plan]

Dear [NAME]:

This letter agreement ( the “Letter Agreement”) relates to the Visa Inc. Executive Severance Plan (the “Plan”).

Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”) and thereby to become eligible to receive the severance benefits set forth in the Plan subject to the terms of the Plan. A copy of the Plan is attached to this Letter Agreement. You should read it carefully and become comfortable with its terms and conditions, as well as the terms and conditions set forth below. Capitalized terms not defined in this Letter Agreement will have the meanings assigned to them in the Plan.

By signing below, you will be acknowledging and agreeing to the following provisions:

•	that you have received and reviewed a copy of the Plan;

•

that you understand that participation in the Plan requires that you agree to the terms of the Plan (including, without limitation, the covenants set forth in Section 7 of the Plan) and the terms set forth below and that you irrevocably and voluntarily agree to those terms; and

•	that you have had the opportunity to carefully evaluate this opportunity and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon the expiration of the employment agreement between you and Visa Inc. (the “Company”) dated as of [INSERT DATE] (the “Employment Agreement”), as set forth in the letter relating to the nonrenewal of the Employment Agreement from the Company to you dated [ ], 2010, subject to your signing and returning this Letter Agreement to the Company within thirty (30) days of your receipt of this Letter Agreement.

NOW, THEREFORE, you and the Company (hereinafter referred to as the “parties”) hereby agree as follows:

1. The Company and you have previously entered into the Employment Agreement, which pursuant to the letter dated [—], 2010 from the Company to you is scheduled to expire on [—], 201[1], subject to the terms of the Employment Agreement (the later of (i) the end of the “Employment Period,” as defined in the Employment Agreement or (ii) the end of the two- (2-) year period following a Change of Control (as defined in the Employment Agreement) that occurs during the current Employment Period, the “Expiration Date”). The day immediately following the Expiration Date will be your “Eligibility Date” for purposes of your becoming a

Participant in the Plan, provided that you are an employee of the Company or one of its subsidiaries as of such date.

2. If, after the Expiration Date and while the Plan and this Letter Agreement are in effect, you incur a Covered Termination, you will be eligible to receive the Severance Benefits set forth in Section 4(b) of the Plan, subject to the terms and conditions of the Plan.

3. If you become eligible to receive the Severance Benefit under the Plan, as a condition to their receipt (other than the Accrued Amounts and Other Benefits), you must (i) execute and not revoke a Waiver and Release in substantially the form attached to the Plan as Exhibit A (which form may be modified by the Company only to the extent the Company determines in good faith that any such modification is necessary to make it valid and encompassing under applicable law) within the time periods set forth in the Plan, (ii) comply with the restrictive covenants set forth in Section 7 of the Plan and (iii) promptly resign from any position as an officer, director or fiduciary of any subsidiary or affiliate of the Company (and take any action reasonably requested by the Company to effectuate such resignation).

4. You acknowledge that as a participant in the Plan you will not be eligible to participate in, or receive severance pay or benefits under, any other Company severance plan, policy or agreement. Notwithstanding the foregoing, (i) in the event of a termination of your employment prior to the Expiration Date, you will be eligible to receive the payments and benefits (if any) that are provided under your Employment Agreement, subject to and in accordance with the terms and conditions thereof, and (ii) notwithstanding the expiration of the Employment Agreement or your participation in the Plan, any rights with respect to outstanding equity awards granted to you prior to the Expiration Date that apply upon certain terminations of your employment under the Employment Agreement (i.e., the “Equity Benefits” as provided under Sections 6(a), (b) and (c) of the Employment Agreement) will continue in effect as and to the extent provided for in the letter to you from the Company relating to the nonrenewal of the Employment Agreement.

In addition, to your rights as a participant in the Plan, if following your Eligibility Date and on or prior to December 31, 2013, you terminate your employment under circumstances that constitute “Constructive Termination” (as defined below), such termination of employment will be considered a Covered Termination under the Plan and you will be entitled to the Severance Benefits under Section 4 of the Plan, subject to the terms and conditions thereof, and, with respect to any outstanding equity awards granted to you after your Eligibility Date, you will be considered to have been terminated without Cause prior to a Change of Control.

For purposes hereof, a “Constructive Termination” means the occurrence prior to a Change of Control of any of the following events or circumstances: (a) the assignment to you of duties materially inconsistent with the primary duties of your position as [General Counsel] of the Company or a material diminution in your position as [General Counsel]; (b) a material decrease in your (i) annual base salary of $            , (ii) annual target incentive opportunity of     % of your annual base salary or (iii) annual long-term incentive award opportunity of $            , in the case of each of clauses (i) through (iii), excluding any decrease that is applied equally to all members of the Executive Leadership Team, or (c) the Company’s transfer of your primary office by more than fifty (50) miles from your primary office location immediately prior to such relocation request. In order to invoke a termination for Constructive Termination, you must provide written notice to the Company of the existence of the condition described in clauses (a) through (c) within 30 days following your knowledge of the initial existence of such condition, and the Company shall have 30 days following receipt of such written notice during which it may remedy the condition. If the Company fails to remedy the condition constituting Constructive

Termination during the cure period, you must terminate employment, if at all, within 30 days following the cure period in order for such termination to constitute a Constructive Termination.

5. You understand that the waiver set forth in Section 4 above is irrevocable for so long as this Letter Agreement is in effect and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.

6. This Letter Agreement (other than your rights with respect to Constructive Termination as set forth in Section 4 above, which shall become effective on your Eligibility Date and expire on December 31, 2013)) will terminate, and your status as a Participant in the Plan will end, on the first to occur of: (i) your termination of employment for any reason other than a “Covered Termination” as defined in Section 2(h) of the Plan and (ii) the first anniversary of your Eligibility Date; provided that your eligibility to participate will automatically be extended so as to terminate one (1) year from the anniversary of your Eligibility Date, beginning with the first anniversary of your Eligibility Date (the most recent of such dates is hereinafter referred to as the “Renewal Date”), unless at least ninety (90) days prior to any Renewal Date the Company gives you written notice in accordance with Section 14 of the Plan that your participation in the Plan will not be so extended. Notwithstanding anything herein to the contrary, if a Change of Control occurs while you are a Participant in the Plan, in no event will your status as a Participant in the Plan end prior to the end of the two-(2-) year period beginning on the date on which any such Change of Control occurs (other than as a result of your ceasing to be employed by the Company or an Affiliated Entity for any reason other than a Covered Termination).

7. You agree that (i) your execution of this Letter Agreement results in your enrollment and participation in the Plan pursuant to the terms and conditions of the Plan and this Letter Agreement and (ii) this Letter Agreement may not be amended or terminated except pursuant to Section 11 of the Plan.

VISA INC.

Dated: , 201[ ]

By
Name:
Title:

ACCEPTED AND AGREED TO this      day of             , 201[  ].

Your Name (printed)

Your Signature